Exhibit 99.1

NEWS RELEASE

Carol H. Kruse Elected to Valvoline Board of Directors

LEXINGTON, Ky., Nov. 20, 2018 - Valvoline Inc. (NYSE: VVV), a leading worldwide supplier of premium branded lubricants and automotive services, today announced the election of Carol H. Kruse, chief marketing officer of Cambia Health Solutions, to its board of directors, effective Dec. 4.

“Carol is an extremely accomplished marketing professional, excelling in consumer brand marketing, sports and entertainment marketing, technology platform design and development, and consumer acquisition, retention and engagement through digital, mobile and social channels,” said Stephen F. Kirk, chairman of the board at Valvoline. “She is as equally comfortable with consumer insights and creative delivery as she is with data and technology. Carol’s deep knowledge and experience in these areas will be invaluable to Valvoline and we are excited to have her join our board.”

Kruse, 56, has been senior vice president and chief marketing officer of Cambia Health Solutions since 2014. Cambia Health Solutions is a nonprofit total health solutions company consisting of 20 companies reaching more than 70 million Americans nationwide. Before assuming this role, she served as senior vice president and chief marketing officer at ESPN. Prior to that, she spent nearly 10 years at The Coca-Cola Company, moving from vice president of interactive marketing to vice president, global digital marketing.

She holds a master’s degree in business administration from the University of Southern California and a bachelor’s degree in international relations from Pomona College.

Kruse will serve as a member of the board’s Compensation and Governance & Nominating committees.

Additional information about Valvoline’s board of directors can be found at www.valvoline.com.

About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the company’s heritage spans over 150 years, during which it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It also operates and franchises the No. 2 quick lube chain by number of stores in the United States with more than 1,170 Valvoline Instant Oil ChangeSM centers and the No. 3 quick lube chain by number of stores in Canada with more than 100 Great Canadian Oil Change locations. It also markets Valvoline lubricants and automotive chemicals, including the new Valvoline™ Modern Engine Full Synthetic Motor Oil, which is specifically engineered to protect against carbon build-up in Gasoline Direct Injection (GDI), turbo and other engines manufactured since 2012; Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Synthetic motor oil; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION

Investor Relations	Media Relations
Sean T. Cornett	Valerie Schirmer
+1 (859) 357-2798	+1 (859) 357-3235
scornett@valvoline.com	vschirmer@valvoline.com